Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: May 5, 2010
+1 713-232-7647

TRANSOCEAN LTD. REPORTS

FIRST QUARTER 2010 RESULTS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) today reported net income attributable to controlling interest of $677 million, or $2.09 per diluted share, on revenues of $2.602 billion for the three months ended March 31, 2010. The results compare to net income attributable to controlling interest of $942 million, or $2.93 per diluted share, on revenues of $3.118 billion for the three months ended March 31, 2009.

First quarter 2010 results were adversely impacted by certain net charges, after tax, totaling $42 million, or $0.13 per diluted share, as follows:

•	$15 million loss on the sale of GSF Arctic II and GSF Arctic IV,

•	$16 million primarily regarding impairment charges related to accelerated depletion of certain oil and gas properties, and,

•	$11 million of net charges primarily related to discrete tax items

First quarter 2009 results were adversely impacted by certain net charges, after tax, totaling $264 million, or $0.82 per diluted share, consisting of $221 million of impairments on rigs held for sale and $43 million of discrete tax items, merger-related costs and losses on the retirement of debt.

Operations Quarterly Review

Revenues for the three months ended March 31, 2010 decreased to $2.602 billion compared to $2.733 billion during the three months ended December 31, 2009. The $131 million decrease was primarily due to a $78 million reduction in contract drilling revenue resulting from the stacking of rigs in the previous quarter, a $78 million reduction in revenue from increased rig time in shipyard and mobilizations partially offset by a $49 million increase in revenue from newly constructed ultra-deepwater rigs commencing or continuing operations in the quarter.

Operating and maintenance expenses totaled $1.196 billion for the first quarter 2010, down approximately eight percent compared to $1.296 billion for the prior quarter. The $100 million quarter-to-quarter reduction in operating and maintenance costs occurred as a result of a $123 million reduction primarily in maintenance costs and a $21 million reduction in costs related to stacked rigs. These items were partially offset by a favorable impact in the prior quarter from litigation settlements and $17 million of costs in the first quarter related to the after-sale chartering of the GSF Arctic IV and $15 million of additional operating costs related to newly constructed ultra-deepwater rigs.

Depreciation, depletion and amortization expense was $401 million in the first quarter 2010, up five percent compared to $382 million for the fourth quarter 2009. The $19 million increase was primarily due to impairments related to our oil and gas properties and the commencement of operations of newly constructed ultra-deepwater rigs.

General and administrative expenses were $63 million for the first quarter 2010, compared to $46 million in the prior quarter. The $17 million increase was primarily due to an accelerated vesting and new awards of share-based compensation.

Liquidity and Interest Expense

Interest expense, net of amounts capitalized for the first quarter 2010 totaled $132 million, compared to $119 million in the prior quarter. The increase was primarily due to reduced capitalized interest related to the commencement of operations of newly constructed ultra-deepwater drillships in the fourth and first quarters. As of March 31, 2010, total debt was $11.439 billion, compared to $11.717 billion as of December 31, 2009, a decrease of $278 million reflecting $213 million repayment of joint venture debt, lower outstanding commercial paper program borrowings and the early retirement of the GSF Explorer capital lease.

Cash flow from operating activities totaled $1.172 billion for the first quarter 2010, in line with $1.175 billion generated in the fourth quarter 2009.

Effective Tax Rate

Transocean’s reported Effective Tax Rate(1) , which includes various discrete items primarily resulting from the impact of oil and gas impairments and changes in prior years tax estimates, for the first quarter 2010 was 15.8 percent. Excluding these discrete items the Annual Effective Tax Rate(2) for the first quarter was 15.0 percent.

Update on Deepwater Horizon Incident

Concurrently with this press release, we have filed a Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. The form 10-Q includes updated information on the Deepwater Horizon incident. To view the Form 10-Q filing, please use the following link: http://www.deepwater.com/fw/main/SEC-Filings-57.html.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. ET, 4:00 p.m. Swiss time, on May 6, 2010. To participate, dial +1 913-312-0650 and refer to confirmation code 4091491 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing four charts to be discussed during the conference call, titled “1Q10 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. ET, 7:00 p.m. Swiss time, on May 6, and can be accessed by dialing +1 719-457-0820 and referring to the passcode 4091491. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units plus three ultra-deepwater units under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 45 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

(1) Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2) Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

###	10-

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2010	2009
Operating revenues
Contract drilling revenues	$2,441	$2,834
Contract drilling intangible revenues	33	104
Other revenues	128	180

	2,602	3,118

Costs and expenses
Operating and maintenance	1,196	1,171
Depreciation, depletion and amortization	401	355
General and administrative	63	56

	1,660	1,582

Loss on impairment	(2)	(221)
Gain (loss) on disposal of assets, net	(14)	4

Operating income	926	1,319

Other income (expense), net
Interest income	5	1
Interest expense, net of amounts capitalized	(132)	(136)
Other, net	15	6

	(112)	(129)

Income before income tax expense	814	1,190
Income tax expense	129	251

Net income	685	939
Net income (loss) attributable to noncontrolling interest	8	(3)

Net income attributable to controlling interest	$677	$942

Earnings per share
Basic	$2.10	$2.94
Diluted	$2.09	$2.93

Weighted-average shares outstanding
Basic	321	319
Diluted	322	320

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and cash equivalents	$1,586	$1,130
Accounts receivable, net of allowance for doubtful accounts of $41 and $65 at March 31, 2010 and December 31, 2009, respectively	2,285	2,385
Materials and supplies, net of allowance for obsolescence of $64 and $66 at March 31, 2010 and December 31, 2009, respectively	464	462
Deferred income taxes, net	113	104
Assets held for sale	—	186
Other current assets	263	209

Total current assets	4,711	4,476

Property and equipment	27,604	27,383
Property and equipment of consolidated variable interest entities	2,149	1,968
Less accumulated depreciation	6,728	6,333

Property and equipment, net	23,025	23,018

Goodwill	8,132	8,134
Other assets	970	808

Total assets	$36,838	$36,436

Liabilities and equity
Accounts payable	$746	$780
Accrued income taxes	240	240
Debt due within one year	1,447	1,568
Debt of consolidated variable interest entities due within one year	82	300
Other current liabilities	787	730

Total current liabilities	3,302	3,618

Long-term debt	8,990	8,966
Long-term debt of consolidated variable interest entities	920	883
Deferred income taxes, net	713	726
Other long-term liabilities	1,707	1,684

Total long-term liabilities	12,330	12,259

Commitments and contingencies

Shares, CHF 15.00 par value, 502,852,947 authorized, 167,617,649 conditionally authorized, 335,235,298 issued at March 31, 2010 and December 31, 2009; 320,950,624 and 321,223,882 outstanding at March 31, 2010 and December 31, 2009, respectively	4,478	4,472
Additional paid-in capital	7,433	7,407
Retained earnings	9,685	9,008
Accumulated other comprehensive loss	(338)	(335)
Treasury shares, at cost, 717,000 and none held at March 31, 2010 and December 31, 2009, respectively	(60)	—

Total controlling interest shareholders’ equity	21,198	20,552

Noncontrolling interest	8	7

Total equity	21,206	20,559

Total liabilities and equity	$36,838	$36,436

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$685	$939
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(33)	(104)
Depreciation, depletion and amortization	401	355
Share-based compensation expense	35	19
(Gain) loss on disposal of assets, net	14	(4)
Loss on impairment	2	221
Amortization of debt issue costs, discounts and premiums, net	49	52
Deferred income taxes	(22)	6
Other, net	3	11
Deferred revenue, net	151	(6)
Deferred expenses, net	(14)	2
Changes in operating assets and liabilities	(99)	(50)

Net cash provided by operating activities	1,172	1,441

Cash flows from investing activities
Capital expenditures	(379)	(708)
Proceeds from disposal of assets, net	41	8
Proceeds from distributions from short-term investments	5	221
Joint ventures and other investments, net	10	—

Net cash used in investing activities	(323)	(479)

Cash flows from financing activities
Change in short-term borrowings, net	(131)	(24)
Proceeds from debt	54	88
Repayments of debt	(253)	(600)
Repurchases of convertible senior notes	—	(102)
Purchases of treasury shares	(60)	—
Proceeds from (taxes paid for) share-based compensation plans, net	(4)	17
Other, net	1	(2)

Net cash used in financing activities	(393)	(623)

Net increase in cash and cash equivalents	456	339
Cash and cash equivalents at beginning of period	1,130	963

Cash and cash equivalents at end of period	$1,586	$1,302

TRANSOCEAN LTD.

FLEET OPERATING STATISTICS

	Operating Revenues ($ Millions)
	Three months ended
	March 31, 2010	December 31, 2009	March 31, 2009
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$901	$890	$702
Deepwater Floaters	390	449	413
Harsh Environment Floaters	176	155	158
Total High-Specification Floaters	1,467	1,494	1,273
Midwater Floaters	522	537	708
High-Specification Jackups	94	86	151
Standard Jackups	352	422	689
Other Rigs	6	7	13
Subtotal	2,441	2,546	2,834
Contract Intangible Revenue	33	44	104
Other Revenues
Client Reimbursable Revenues	40	46	50
Integrated Services and Other	30	48	53
Drilling Management Services	51	41	70
Oil and Gas Properties	7	8	7
Subtotal	128	143	180
Total Company	$2,602	$2,733	$3,118

	Average Daily Revenue (1)
	Three months ended
	March 31, 2010	December 31, 2009	March 31, 2009
High-Specification Floaters:
Ultra Deepwater Floaters	$486,000	$486,200	$451,000
Deepwater Floaters	$383,800	$346,600	$336,900
Harsh Environment Floaters	$400,100	$405,800	$351,100
Total High-Specification Floaters	$437,200	$425,900	$393,800
Midwater Floaters	$331,600	$325,100	$314,700
High-Specification Jackups	$166,000	$175,100	$169,500
Standard Jackups	$133,100	$147,300	$156,400
Other Rigs	$72,700	$72,300	$46,700
Total Drilling Fleet	$298,300	$295,700	$256,500

	Utilization (1)
	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
High-Specification Floaters:
Ultra Deepwater Floaters	88%	91%	96%
Deepwater Floaters	71%	88%	85%
Harsh Environment Floaters	98%	83%	100%
Total High-Specification Floaters	84%	89%	92%
Midwater Floaters	67%	69%	89%
High-Specification Jackups	63%	53%	99%
Standard Jackups	53%	57%	89%
Other Rigs	50%	50%	99%
Total Drilling Fleet	66%	69%	91%

(1)	Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

TRANSOCEAN LTD. AND SUBSIDIARIES

SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS

(In millions, except percentages)

	Three months ended
	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009
Income before income taxes	$814	$898	$1,190
Add back (subtract):
Loss on impairment of oil and gas properties	21	—	—
Loss on impairment of goodwill	2	—	—
Loss on disposal of assets	14	—	—
Loss on impairment on the Reserve funds	1	—	—
(Gain) loss on retirement of debt	(2)	12	2
GSF merger related costs and other, net	5	5	6
Litigation matters	—	(24)	—
Income from TODCO tax sharing agreement	—	(1)	—
Gain on sale of interests in joint ventures	—	(34)	—
Loss on impairment of assets held for sale	—	—	221

Adjusted income before income taxes	855	856	1,419

Income tax expense	129	181	251
Add back (subtract):
Loss on impairment of oil and gas properties	7	—	—
GSF merger related costs	1	—	1
Tax effect of the Patient Protection and Affordable Care Act	(2)	—	—
Loss on impairment	—	18	—
Changes in estimates (1)	(7)	(50)	(37)

Adjusted income tax expense (2)	$128	$149	$215

Effective Tax Rate (3)	15.8%	20.1%	21.1%

Annual Effective Tax Rate (4)	15.0%	17.4%	15.2%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.
(2)	The three months ended December 31, 2009 include $11 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.